EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Increase 5.3%; EPS Increases 28.5% to $5.29

MEMPHIS, Tenn., May 24, 2011 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.0 billion for its third quarter (12 weeks) ended May 7, 2011, an increase of 8.6% from the third quarter of fiscal 2010 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 5.3% for the quarter.

Net income for the quarter increased $24.6 million, or 12.1%, over the same period last year to $227.4 million, while diluted earnings increased 28.5% to $5.29 per share from $4.12 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.2% (versus 50.7% for last year's quarter). The improvement in gross margin was attributable to lower shrink expense (35 bps) and higher merchandise margins (23 bps). The increased merchandise margins continued to benefit this quarter from increased penetration of Duralast product sales. Operating expenses, as a percentage of sales, were 31.4% (versus 31.1% last year). The increase in operating expenses, as a percentage of sales, was primarily the result of increased investments in our hub store initiative (18 bps) and higher fuel costs related to delivering products to Commercial customers (8 bps).

Under its share repurchase program, AutoZone repurchased 1.3 million shares of its common stock for $339 million during the third quarter, at an average price of $267 per share. At quarter end, the Company had $152 million remaining under its current share repurchase authorization.

The Company's inventory increased 8.9% over the same period last year, driven by an increase in store count and continued strategic investments in hard parts assortment. Inventory per store was $527 thousand versus $506 thousand last year, an increase of 4.1%.

"We are very pleased to announce another quarter of strong performance. This marks the tenth consecutive quarter of 20% plus growth in earnings per share and our nineteenth consecutive quarter of double digit growth. Our results are the direct reflection of the dedication and commitment of our 60,000+ AutoZoners, who strive everyday to meet or exceed the needs of our customers. Additionally, our consistent, disciplined approach to enhancing our offerings through our ongoing initiatives is resonating with our customers, resulting in continued growth in market share. This quarter we achieved two significant milestones. We exceeded $1 billion in sales in our Commercial business on a trailing four quarter basis and we set another new all-time record for return on invested capital at 30.2%. We remain committed to our disciplined approach of growing operating earnings while efficiently utilizing our capital," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended May 7, 2011, AutoZone opened 43 new stores, closed one store, replaced one store in the U.S. and opened 12 new stores in Mexico. As of May 7, 2011, the Company had 4,467 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 261 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, May 24, 2011, beginning at 10:00 a.m. (EDT) to discuss its third quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com, by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, May 31, 2011 at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 28, 2010, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 3rd Quarter Highlights - Fiscal 2011

Condensed Consolidated Statements of Operations
3rd Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended May 7, 2011	12 Weeks Ended May 8, 2010

Net sales	$ 1,978,369	$ 1,821,990
Cost of sales	964,839	898,869
Gross profit	1,013,530	923,121
Operating, SG&A expenses	620,605	567,256
Operating profit (EBIT)	392,925	355,865
Interest expense, net	39,916	36,833
Income before taxes	353,009	319,032
Income taxes	125,636	116,287
Net income	$ 227,373	$ 202,745
Net income per share:
Basic	$ 5.42	$ 4.19
Diluted	$ 5.29	$ 4.12
Weighted average shares outstanding:
Basic	41,978	48,377
Diluted	42,955	49,212

Year-to-date 3rd Quarter, FY2011
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended May 7, 2011	36 Weeks Ended May 8, 2010

Net sales	$ 5,430,977	$ 4,917,459
Cost of sales	2,664,088	2,440,678
Gross profit	2,766,889	2,476,781
Operating, SG&A expenses	1,796,095	1,630,106
Operating profit (EBIT)	970,794	846,675
Interest expense, net	116,745	109,483
Income before taxes	854,049	737,192
Income taxes	306,544	267,814
Net income	$ 547,505	$ 469,378
Net income per share:
Basic	$ 12.63	$ 9.52
Diluted	$ 12.35	$ 9.37
Weighted Average Shares outstanding:
Basic	43,349	49,309
Diluted	44,322	50,087

Selected Balance Sheet Information
(in thousands)
	May 7, 2011	May 8, 2010	August 28, 2010

Cash and cash equivalents	$ 100,367	$ 95,762	$ 98,280
Merchandise inventories	2,491,981	2,288,364	2,304,579
Current assets	2,806,529	2,578,948	2,611,821
Property and equipment, net	2,615,024	2,425,043	2,519,946
Total assets	5,884,878	5,452,770	5,571,594
Accounts payable	2,710,081	2,235,766	2,433,050
Current liabilities*	3,461,843	2,872,076	3,063,960
Total debt*	3,220,786	2,698,500	2,908,486
Stockholders' deficit	(1,119,541)	(461,950)	(738,765)
Working capital	(655,314)	(293,128)	(452,139)

* Current liabilities and total debt both include short-term borrowings of $49,686 at May 7, 2011; $0 at May 8, 2010; and $26,186 at August 28, 2010.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	May 7, 2011	May 8, 2010
Net income	$ 816,438	$ 705,504
Add: Interest	166,171	157,245
Taxes	460,924	401,522
EBIT	1,443,533	1,264,271
Add: Depreciation	195,513	187,078
Rent expense	209,324	191,616
Share-based expense	24,387	18,858
EBITDAR	$ 1,872,757	$ 1,661,823

Debt	$ 3,220,786	$ 2,698,500
Capital lease obligations	83,027	63,337
Add: rent x 6	1,255,944	1,149,696
Adjusted debt	$ 4,559,757	$ 3,911,533
Adjusted debt to EBITDAR	2.4	2.4

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
	May 7, 2011	May 8, 2010	May 7, 2011	May 8, 2010
Depreciation	$ 44,930	$ 42,820	$ 133,347	$ 129,918
Capital spending	$ 92,227	$ 68,940	$ 200,584	$ 180,066

Cash flow before share repurchases:
Net increase/(decrease) in cash and cash equivalents	$ (7,514)	$ (9,399)	$ 2,087	$ 3,056
Subtract increase in debt	(30,003)	(76,200)	308,490	(28,400)
Add back share repurchases	339,438	266,381	1,033,488	558,269
Cash flow before share repurchases and changes in debt	$ 361,927	$ 333,182	$ 727,085	$ 589,725

Other Selected Financial Information
(in thousands, except ROIC)
	May 7, 2011	May 8, 2010

Cumulative share repurchases ($ since fiscal 1998)	$ 9,748,059	$ 8,149,186
Remaining share authorization ($)	$ 151,941	$ 250,814

Cumulative share repurchases (shares since fiscal 1998)	125,846	118,902
Shares outstanding, end of quarter	41,443	47,648

	Trailing 4 Quarters
	May 7, 2011	May 8, 2010
Net income	$ 816,438	$ 705,504
Adjustments:
Interest expense	166,171	157,245
Rent expense	209,324	191,616
Tax effect*	(135,553)	(126,531)
After-tax return	1,056,380	927,834

Average debt**	2,991,244	2,669,100
Average deficit**	(835,167)	(369,156)
Add: Rent x 6	1,255,944	1,149,696
Average capital lease obligations**	80,302	56,009
Pre-tax invested capital	$ 3,492,323	$ 3,505,649

Return on Invested Capital (ROIC)	30.2%	26.5%

* Effective tax rate over trailing four quarters ended May 7, 2011 is 36.1% and May 8, 2010 is 36.3%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 3rd Quarter Fiscal 2011
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 7, 2011		May 8, 2010		May 7, 2011	May 8, 2010
Domestic stores:
Store count:
Stores opened	43		21		79	83
Stores closed	1		1		1	3
Replacement stores	1		1		5	2
Total domestic stores	4,467		4,309		4,467	4,309

Stores with commercial programs	2,555		2,340		2,555	2,340

Square footage (in thousands):	28,836		27,744		28,836	27,744

Mexico stores:
Stores opened	12		10		23	24
Total Mexico stores	261		212		261	212

Total stores chainwide	4,728		4,521		4,728	4,521

Square footage (in thousands):	30,742		29,280		30,742	29,280
Square footage per store	6,502		6,476		6,502	6,476

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 quarters	Trailing 4 quarters
Total Auto Parts (Domestic and Mexico)	May 7, 2011		May 8, 2010		May 7, 2011	May 8, 2010
Total auto parts sales	$ 1,939,094		$ 1,787,069		$ 7,715,496	$ 7,002,970
% Increase vs. LY	8.5%		10.0%		10.2%	5.3%
% Increase vs. LY (excl 53rd week)						7.3%

Sales per average store	$ 412		$ 397		$ 1,668	$ 1,581
Sales per average square foot	$ 63		$ 61		$ 257	$ 244

Domestic Commercial
Total domestic commercial sales	$ 267,493		$ 217,811		1,005,596	$ 829,220
% Increase vs. LY	22.8%		15.5%		21.3%	7.4%
% Increase vs. LY (excl 53rd week)						9.2%

All Other (ALLDATA and E-Commerce)
All other sales	$ 39,275		$ 34,921		160,640	$ 146,984
% Increase vs. LY	12.5%		4.7%		9.3%	1.4%
% Increase vs. LY (excl 53rd week)						3.3%

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 7, 2011		May 8, 2010		May 7, 2011	May 8, 2010
Domestic same store sales	5.3%		7.1%		7.2%	4.7%

Inventory Statistics (Total Stores)
	as of		as of
	May 7, 2011		May 8, 2010
Accounts payable/inventory	108.8%		97.7%

($ in thousands)
Inventory	$ 2,491,981		$ 2,288,364
Inventory per store	$ 527		$ 506

Net inventory (net of payables)	$ (218,100)		$ 52,598
Net inventory / per store	$ (46)		$ 12

	Trailing 5 Points
	May 7, 2011		May 8, 2010
Inventory turns	1.6	x	1.6	x
CONTACT: Financial:
         Brian Campbell
         (901) 495-7005
         brian.campbell@autozone.com
         Media:
         Ray Pohlman
         (866) 966-3017
         ray.pohlman@autozone.com